Exhibit 99.1

Contacts

Brian Bronson, RadiSys Corporation

503-615-1281

brian.bronson@radisys.com

Bill Calder, Intel Corporation

503-264-5669

bill.calder@intel.com

NEWS RELEASE

RADISYS ENTERS INTO AGREEMENT TO ACQUIRE INTEL’S MODULAR

COMMUNICATIONS PLATFORMS ATCA, CPCI, & LEGACY BUSINESS ASSETS

Acquisition enhances RadiSys AdvancedTCA product family and expands customer base

SANTA CLARA, Calif., Sept. 10, 2007 – RadiSys Corporation and Intel Corporation today announced that they have signed a definitive agreement for Intel to sell certain assets of its modular communications platforms business to RadiSys. The acquisition will further RadiSys’ global leadership position in ATCA platforms and solutions for telecommunication equipment manufacturers worldwide and is expected to close in September, subject to normal closing conditions. The consideration for this transaction will consist of a purchase price of $25 million plus $6.75 million of inventory and other considerations. RadiSys expects the transaction to add at least $50 million of ongoing revenue per year once integrated into RadiSys’ operations.

“RadiSys is pleased to add the Intel modular communications platform assets to our product portfolio and is committed to ensuring our new customers needs are well serviced both in the short and long term,” said Scott Grout, RadiSys president and CEO. “With a 20-year history of technology leadership and customer commitment in the communications and embedded segments, and as a Premier member of the Intel Communications Alliance, RadiSys is the perfect home for these products and customers. The addition of the Intel modular communication assets to our award winning Promentum™ product family helps us accelerate our ATCA product strategy, broadens our customer base and expands our addressable market.”

The two companies will be working together during the coming months to seamlessly transition the assets in order to continue to offer high quality service and support to all customers. A significant number of the employees associated with these product lines, including engineering, product testing/validation, operations and marketing personnel are expected to accept offers from RadiSys and transition with the product lines. Products associated with the sale include ATCA compute and packet processing blades, ATCA chassis, and Chassis Management Hardware and Software Modules, AMC module as well as cPCI blades, cPCI chassis, and other legacy systems products.

“Intel is sharpening its focus on communications and embedded market segments that are aligned with our core businesses,” said Doug Davis, vice president and general manager of Intel’s Embedded and Communications Group. “The modular communications platform business presents an attractive market opportunity, and these products will remain an important part of the Intel ecosystem. We will collaborate closely with RadiSys, as a premier Intel Communications Alliance member, to ensure that customers have complete and competitive Intel Architecture-based solutions.”

Intel will continue to serve the telecommunications market segment with market leading processors and other silicon components. The planned sale does not impact the company’s carrier-grade rack mount servers product lines.

About Intel

Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and http://blogs.intel.com.

About RadiSys

RadiSys is a leading provider of advanced solutions for the communications networking and commercial systems markets. Through intimate customer collaboration and combining innovative technologies and industry leading architecture, RadiSys helps OEMs, systems integrators and solution providers bring better products to market faster and more economically. RadiSys products include embedded boards, application enabling platforms and turn-key systems, which are used in today’s complex computing, processing and network intensive applications. For more information, visit http://www.radisys.com, write to info@radisys.com or call 800-950-0044 or 503-615-1100. Editors seeking more information may contact Lyn Pangares at RadiSys Corporation at 503-615-1220 or lyn.pangares@radisys.com.

-end-

RadiSys® is a registered trademark of RadiSys Corporation.

Intel® is a registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.

Other names and brands may be claimed as the property of others.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the expected closing of the acquisition, the expected integration of the acquired assets into the existing operations of RadiSys and the additional revenues RadiSys expects to result from the acquisition. Actual results could differ materially from the expectations in these forward-looking statements as a result of a number of risk factors, including, among others, (a) any inability of RadiSys to efficiently integrate the operations, technologies, products or personnel from the acquisition, (b) the inability of RadiSys to realize the benefits sought from the acquisition, (c) higher than anticipated integration costs of the acquisition and less than expected financial performance resulting therefrom, and (d) the factors listed in the reports filed by RadiSys with the Securities and Exchange Commission (SEC), including those listed under “Risk Factors” in the RadiSys Annual Report on Form 10-K for the year ended December 31, 2006, and in the RadiSys Quarterly Reports on Form 10-Q filed with the SEC each fiscal quarter, and other filings with the SEC, copies of which may be obtained by contacting RadiSys at 503-615-1100 or from the RadiSys investor relations web site at http://investor.radisys.com/. Although forward-looking statements help provide additional information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. All information in this press release is as of September 10, 2007. RadiSys undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in its expectations.